Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Tvia, Inc.
Santa Clara, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-110549, 333-110547, 333-56646, 333-53648 and 333-48572) of our report dated May 19, 2006, relating to the consolidated financial statements of Tvia, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended March, 31, 2006.
/s/ BDO Seidman, LLP
San Jose, CA
June 27, 2006